Exhibit 10.20

REVOLVING SUBORDINATED LOAN AGREEMENT

This Revolving Subordinated Loan Agreement (the “Agreement”) is effective as of the 21st day of November, 2002 by and between Deere Credit, Inc, of Johnston, Iowa (the “Lender”), and FC Stone L.L.C., West Des Moines, Iowa (the “Borrower”), who mutually agree as follows:

1.

(a)    The term “Designated Self-Regulatory Organization” or “DSRO” shall mean the Exchange(s) and/or other Self-Regulatory Organizations which is (are) a party to the Joint Audit Agreement and which has (have) been designated by the Joint Audit Committee as the Borrower’s DSRO. The Borrower’s DSRO is subject to change from time to time at the Joint Audit Committee’s discretion.

(b)	The term “Commission” shall mean the Commodity Futures Trading Commission.

(c)	The term “Capital Requirements” shall mean the rules, regulations, and requirements of the Designated Self-Regulatory Organization which were adopted pursuant to CFTC Regulations 1.17 and 1.52.

(d)	The term “CFTC regulations” shall mean the Commodity Futures Trading Commission’s Minimum Financial Regulations.

(e)	The term “Adjusted Net Capital” shall mean adjusted net capital as defined in Commodity Futures Trading Commission Regulation 1.17(c)(5).

(f)	The term “Subordination Agreement” shall mean either a subordinated loan agreement or a secured demand note agreement, as those terms are defined in Commodity Futures Trading Commission Regulation 1.17(h)(1).

2.	Lender hereby agrees to lend the sum of Five Million and 00/100 Dollars ($5,000.000.00) to Borrower, and Borrower agrees to borrow the said sum from Lender upon the terms and conditions set forth herein.

3.	Lender agrees that from time to time during the term of this Agreement it shall lend at its discretion to Borrower sums which, in the aggregate principal amount outstanding at any one time, shall not exceed $5,000,000.00 (the “Credit”).

(a)

The Credit shall be a revolving credit and Borrower may, subject to the provisions of paragraphs 7 and 8 hereof governing prepayments and repayments, request advances, repay and reborrow amounts during the continuation of the Credit, as

Lender may in its discretion deem advisable, subject to the applicable provisions of this Agreement. Each such revolving credit loan made hereunder (an “Advance”) shall have a scheduled maturity date (“Scheduled Maturity Date”) of one year from the date of the Advance unless previously paid. All such Advances made hereunder shall be included on the schedule contained in the “Revolving Subordinated Note” referred to in paragraph 3(c) below which schedule by this reference is made a part hereof.

(b)	This Agreement shall terminate on December 1, 2005, (the Maturity Date) and no new advances hereunder shall be made on or after that date. Notwithstanding the above, if any Advances made hereunder are still outstanding as of December 1, 2005, this Agreement shall continue in full force and effect with respect to such Advances until such Advances are repaid.

(c)	The obligation of Borrower to repay the aggregate unpaid principal amount of the Advances shall be evidenced by a single promissory note of Borrower bearing on its face an appropriate legend stating that such note is subject to the provisions of this Agreement, which shall be adequately referred to and incorporated herein (the “Revolving Subordinated Note”). The Revolving Subordinated Note shall be in substantially the form attached hereto as Exhibit A, with blanks appropriately completed, payable to the order of the Lender in a face amount equal to the Credit, bearing interest as set forth in paragraph 3(d) hereof. The Revolving Subordinated Note shall be dated, and shall be delivered to Lender, on the date of the execution and delivery of this Agreement by Borrower. Lender shall, and is hereby authorized by Borrower to, endorse on the schedule contained on the Revolving Subordinated Note, or on a continuation of such schedule attached thereto and made a part thereof and hereof, appropriate notations regarding the Advances evidenced by the Revolving Subordinated Note as specifically provided therein; provided, however, that the failure to make, or error in making, any such notation shall not limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Subordinated Note.

(d)	The unpaid principal amount of an Advance shall bear interest prior to its Scheduled Maturity Date at the per annum rate equal to that rate specified in the Note. Interest prior to the Scheduled Maturity Date shall be payable quarterly on the last day of each calendar quarter commencing with the first of such dates to occur after the date hereof and continuing until the Scheduled Maturity Date. After the Scheduled Maturity Date, the unpaid principal amount of the Advance shall bear interest until paid at the Prime Rate in effect on the Scheduled Maturity Date of such Advance plus Two Percent (2%). All interest shall be computed on the basis of a year consisting of 360 days and paid for the actual number of days elapsed.

(e)	Notwithstanding any term hereof to the contrary, Lender reserves the right to make any Advance hereunder in its sole and absolute discretion. It is expressly understood and agreed by Borrower and each of its successors and permitted assigns that nothing herein creates any liability on Lender, its successors and permitted assigns that nothing herein creates any liability on Lender, its successors or permitted assigns to make any Advance.

(f)	Whenever Borrower desires Lender to make an Advance, it shall give written notice to the Lender (with a copy to the DSRO) of such Advance, setting forth the amount of the Advance and the date on which such Advance is to be made.

4.	The Lender hereby subordinates any right to receive any payment with respect to this Agreement, together with accrued interest or compensation, to the prior payment or provision for payment in full of all claims of all present and future creditors of the Borrower arising out of any matter occurring prior to the Maturity Date, except for claims which are the subject of subordination agreements which rank on the same priority as or are junior to the claim of the Lender under this Agreement.

5.	The proceeds of this Agreement shall be used and dealt with by the Borrower as part of its capital and shall be subject to the risks of its business.

6.	The Borrower shall have the right to deposit any cash proceeds of this subordinated loan agreement in an account or accounts in its own name in any bank or trust company.

7.	Borrower, at its option, but not at the option of Lender, may make a payment of all or any portion of the Indebtedness prior to the scheduled Maturity Date (hereinafter referred to as a “Special Prepayment”) if the written consent of the Designated Self-Regulatory Organization is first obtained. Provided, however, that no such prepayment shall be made if:

(a)

After giving effect thereto (and to all payments of payment obligations under any other subordination agreements then outstanding, the maturities or accelerated maturities of which are scheduled to fall due within six months after the date such Special Prepayment is to occur pursuant to this provision, or on or prior to the date on which the payment obligation in respect to such Special Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of the Borrower, the Adjusted Net Capital of the Borrower is less than the greatest of 1) ten (10) percent of the funds required to be segregated pursuant to the Commodity Exchange Act and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by customers of the Borrower on or subject to the rules of a contract market or a foreign board of trade (provided that the deduction for each option customer shall be limited to the amount of customer funds in such option customer’s account(s) and foreign futures and foreign options secured amount(s); or, 2) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(5)(ii) of the regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(5)(ii)]; or, 3) the minimum capital requirement as defined by the DSRO; or

(b)	Pre-tax losses during the latest three month period were greater than 15% of current excess adjusted Net Capital.

8.

(a)    The payment obligation of the Borrower in respect of this Agreement shall be suspended and shall not mature if, after giving effect to payment of such payment obligation (and to all payments of payment obligations of the Borrower under any other subordination agreements then outstanding which are scheduled to mature on or before such payment obligation), the Adjusted Net Capital of the Borrower would be less than the greatest of 1) six (6) percent of the funds required to be segregated pursuant to the Commodity Exchange Act and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers of the Borrower on or subject to the rules of a contract market or a foreign board of trade (provided the deduction for each option customer shall be limited to the amount of customer funds in each option customer’s account(s) and foreign futures and foreign options secured amounts); or, 2) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(b)(8)(i) of the Regulations of the Securities and Exchange Commission, [17C.F.R. 240.15c3-1d(b)(8)(i)]; or, 3) the minimum capital requirement as defined by the DSRO. [Provided that if the payment obligation of the Borrower hereunder does not mature and is suspended as a result of the requirements of this paragraph for a period of not less than six months, the Borrower shall then commence the rapid and orderly liquidation of its entire business, but the right of the Lender to receive payment, together with accrued interest or compensation shall remain subordinate as required by the provisions of this Agreement.]

(b)	In the event the Borrower is required to commence a rapid and orderly liquidation, as permitted in paragraph 8(a), the date on which the liquidation commences shall be the maturity date for any subordination agreement of the Borrower then outstanding, but the rights of the respective lenders to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of such agreements.

9.	(a) The Lender may, upon prior written notice to the Borrower and the Designated Self-Regulatory Organization and, if required, the Commission, of the occurrence of any event of acceleration (as hereinafter defined) given no sooner than six months after the effective date of this Agreement, accelerate the date on which the payment obligation of the Borrower, together with accrued interest or compensation, is scheduled to mature, to the last business day of a calendar month which is not less than six months after notice of acceleration is received by all parties required by this provision to be notified. If upon such accelerated maturity date the payment obligation of the Borrower is suspended as required by Paragraph 8 of this Agreement, and liquidation of the Borrower has not commenced on or prior to such accelerated maturity date, notwithstanding paragraph 8 of this Agreement, the payment obligation of the Borrower with respect to this Agreement shall mature on the day immediately following such accelerated maturity date and in any such event the payment obligations of the Borrower with respect to all other subordination agreements then outstanding shall also mature at the same time but the rights of the respective lenders to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of such agreements. The following are the events of acceleration:

(1)	Failure of Borrower to pay interest or any installment of principal on a Subordination Agreement as scheduled;

(2)	Discovery that any material, specified representation or warranty of the Borrower which is included in an Addendum to this Agreement and on which this Agreement was based or continued was inaccurate in a material respect at the time made;

(3)	Any specified and clearly measurable event which Lender and Borrower agree (a) is a significant indication that the financial position of the Borrower has changed materially and adversely from agreed upon specified norms; or (b) could materially and adversely affect the ability of the Borrower to conduct its business as conducted on the date this Agreement was made; or (c) is a significant change in the senior management of the Borrower or in the general business conducted by the Borrower from that which existed on the date this Agreement became effective;

(4)	Any continued failure to perform agreed covenants included in an Addendum to this Agreement relating to the conduct of the business of the Borrower or relating to the maintenance and reporting of its financial position.

(b)

Notwithstanding the provisions of paragraph 8, if liquidation of the business of the Borrower has not already commenced, the payment obligation of the Borrower shall mature, together with accrued interest or compensation, and the rapid and orderly liquidation of the business of the Borrower shall commence, upon the occurrence of an event of default (as hereinafter defined). The date on which such event of default occurs, if liquidation of the Borrower has not already commenced, shall be the date on which the payment obligation of the Borrower with respect to all other subordination agreements then outstanding shall mature, but the rights of the respective lenders to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of such agreements. The following are the events of default:

(1)	The making of an application by the Securities Investor Protection Corporation for a decree adjudicating that customers of the Borrower are in need of protection under the Securities Investor Protection Act of 1970 and the failure of the Borrower to obtain the dismissal of such application within 30 days;

(2)	Failure to meet the minimum capital requirements of the Designated Self-Regulatory Organization or the Commission, throughout a period of 15 consecutive business days, commencing on the date the Borrower first determines and notifies the Designated Self-Regulatory Organization and the Commission; or the Designated Self-Regulatory Organization or the Commission first determines and notifies the Borrower of such fact;

(3)	The Commission’s revocation of the registration of the Borrower;

(4)	The Designated Self-Regulatory Organization shall suspend (and not reinstate within 10 days) or revoke the Borrower’s status as a member thereof;

(5)	Any receivership, insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshalling of the assets and liabilities of the Borrower.

10.	Notwithstanding the provisions of paragraph 8 of this Agreement, the payment obligation of the Borrower with respect to this Agreement, together with accrued interest and compensation, shall mature in the event of any receivership, insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to the bankruptcy laws, or any other marshalling of the assets and liabilities of the Borrower, but the right of the Lender to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of this Agreement.

11.	The Borrower shall immediately notify the Designated Self-Regulatory Organization and the Commission if, after giving effect to all payments of payment obligations under subordination agreements then outstanding which are then due or mature within the following six months without reference to any projected profit or loss of the Borrower, its adjusted net capital would be less than the greatest of 1) six (6) percent of the funds required to be segregated pursuant to the Commodity Exchange Act and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers of the Borrower on or subject to the rules of a contract market or a foreign board of trade (provided that the deduction for each option customer shall be limited to the amount of customer funds in each option customer’s account(s) and foreign futures and foreign options secured amounts); or, 2) if Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(2) of the Regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(b)(c)(2]; or, 3) the minimum capital requirement as defined by the DSRO.

12.	Neither this Agreement nor any note or other instrument made hereunder is entered into in reliance upon the standing of the Borrower as a member organization of any commodity exchange or securities exchange or upon any such exchange’s surveillance of the Borrower or its capital position. The Lender is not relying upon any such exchange to provide any information concerning or relating to the Borrower. No such exchange has a responsibility to disclose to the Lender any information concerning or relating to the Borrower which it may have now or at any future time. Neither any such exchange nor any officer or employee of any such exchange shall be liable to the Lender with respect to this Agreement, the Indebtedness, the repayment thereof, any interest or compensation thereon or any damages resulting from the breach of this Agreement. Neither the Designated Self-Regulatory Organization nor the Commission is a guarantor of this Agreement.

13.	This Agreement shall be binding upon the Lender and the Borrower and their respective, heirs, executors, administrators, successors and assigns.

14.	Any note or other written instrument evidencing the Indebtedness shall bear on its face an appropriate legend stating that such note or instrument is issued subject to the provisions of this Agreement, which shall be adequately referred to and incorporated by reference herein.

15.	This Agreement shall not be subject to cancellation by either party; no payment shall be made with respect thereto and this Agreement shall not be terminated, rescinded or modified by mutual consent or otherwise if the effect thereof would be inconsistent with the Capital Requirements or, if applicable, the CFTC Regulations.

16.	This Agreement is governed by the laws of the State of Illinois/New York.

17.	Any notice required or provided for herein shall be deemed to have been given or received when it has been delivered in person or has been deposited, postage prepaid, by United States certified or registered mail, addressed to the person for whom intended:

(a)	If for Borrower:

FC Stone LLC

2829 Westown Parkway

Suite 200

West Des Moines, IA 50266

(b)	If for Lender:

Deere Credit, Inc.

6400 NW 86th Street

P.O. Box 6650 Department 140

Johnston, IA 50131-6650

(c)	If for Borrower’s Designated Self-Regulatory Organization:

Audit Department

Chicago Mercantile Exchange Inc.

30 South Wacker Drive, 7th Floor-North Tower

Chicago, Illinois 60606

18.	This Agreement supersedes all prior agreements of the parties with respect to the Indebtedness.

IN WITNESS WHEREOF, the parties hereto have set their hands this 21st day of November, 2002.

/s/ ROBERT V. JOHNSON, EXEC. V.P. & CFO
Borrower	Lender
FCStone, LLC

SUBORDINATION AGREEMENT

INFORMATION STATEMENT

Name and address of Lender:

Deere Credit, Inc.

6400 NW 86th Street

P.O. Box 6650 Department 140

Johnston, IA 50131-6650

Business relationship of lender to clearing member:

☐ Officer	☐ Partner

☐ Stockholder	☒ Other Lending Financial Institution

Did the clearing member carry funds or securities for the lender at or about the time the proposed subordinated agreement was filed?

Yes ☐	No ☒

Exhibit A

UNSECURED REVOLVING SUBORDINATED NOTE

$5,000,000
Note Dated: November 21, 2002
Due Date: December 1, 2005, unless extended	Johnston, Iowa

FOR VALUE RECEIVED, FC STONE, L.L.C., an Iowa Corporation, of West Des Moines, Iowa (the “Borrower”), promises to pay to the order of Deere Credit, Inc., a Delaware corporation (the “Lender”), at Lender’s office at such place as Lender may designate in writing, the principal sum of Five Million and 00/100 DOLLARS ($5,000,000.00), together with interest as provided in this Note, all in lawful money of the United States of America. So long as no event of default has occurred and is continuing, the Borrower may receive advances at any time until the Due Date. All amounts, which are repaid, may be readvanced. The initial advance, all subsequent advances and all payments made on account of principal shall be endorsed by the holder on the attached schedule to this Note. The unpaid principal balance of this promissory note (“Note”) shall bear interest (the “Effective Interest Rate”) computed upon the basis of a year of 360 days for the actual number of days elapsed in a quarter, which is equal to 3.800 percent (3.800%) (380 basis points) in excess of the LIBOR rate (“LIBOR”). For the purposes of this Note, LIBOR shall mean the rate (rounded upward to the nearest thousand) indicated by Telerate (or if Telerate shall cease displaying such rates, such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London Interbank Offered Rates for U.S. Dollar deposits) as having been quoted by the British Bankers Association at 11:00 a.m. London time on the first Banking Day of each month for the offering of U.S. dollar deposits in the London interbank market for a one month period. The LIBOR rate determined pursuant to the preceding sentence shall be used to determine the LIBOR rate for all amounts advanced or outstanding during such month. LIBOR rate shall be fixed on the first Banking Day within such month based on the one month LIBOR rate for that day but shall vary from month to month. “Banking Day” shall mean the first day of each month on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.

This Note evidences indebtedness incurred under a Revolving Subordinated Loan Agreement dated November 21, 2002, and if amended, all amendments thereto) between the Borrower and Lender, to which reference is hereby made for a statement of the terms and provisions, including those under which this Note may be paid prior to its due date or its due date accelerated. As provided in said Agreement, the payment of principal of and interest on this Note is expressly subordinated to the payment of all other claims on Borrower which are not similarly subordinated.

The purpose of this loan is to fund regulatory capital requirements as required by the Commodities Futures Trading Commission. This note shall be unsecured.

Payments shall be paid to Lender as follows:

1.	Borrower shall make quarterly payments of interest only on each March 31, June 30, September 30 and December 31 during the term of the Note;

2.	On the Due Date all remaining outstanding amounts of principal, interest and late charges shall be due and payable.

In consideration of the loan commitment, the Borrower agrees to pay to the Lender a commitment fee on the average daily unused portion of the loan commitment at the rate of .50% (50 basis points) per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each calendar quarter. Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the loan commitment.

Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail and no course of conduct or dealing shall affect Borrower’s assumption of these risks. This Note may be prepaid, in full or in part at any time without penalty. All payments shall be applied first to late charges, then to interest and finally to principal.

Upon the occurrence of any event of default, as described in the Revolving Subordinated Loan Agreement, dated as of November 21, 2002, between Lender and Borrower, as the same may be modified from time to time (the “Agreement”, the Lender may exercise any of its remedies described in the Agreement or the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. This Note shall be deemed to be a “Note” within the meaning of the Agreement. If any payment under this Note is not paid within ten (10) days after the date due, then, at the option of the Lender, a late charge of not more than five cents ($0.05) for each dollar of the installment past due may be charged by Lender.

Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount due shall be and continue to be an event of default. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. The laws of the State of Iowa hereunder shall govern all rights and obligations.

BORROWER

FC STONE, L.LC.
Borrower Address:

2829 Westown Parkway	By:
Suite 200
West Des Moines, IA 50266
Its:

Tax ID No. 42-1091210

Lender Address:

6400 N. W. 86th St.

P.O. Box 6650-Dept. 140

Johnston, IA 50131-6650

Schedule attached to Revolving Subordinated Note dated November 21, 2002 of FC Stone LLC payable to the order of Deere Credit, Inc.

Date	Amount of Loan Made	Scheduled Maturity Date	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

The aggregate unpaid principal amount shown on this schedule shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Revolving Subordinated Note. The failure to record the date and amount of any Revolving Subordinated Loan on this schedule shall not, however, limit or otherwise affect the obligations of FC Stone LLC under the Revolving Subordinated Loan Agreement or under this Note to repay the principal amount of the loans, together with all interest accruing thereon.